Exhibit 99.1

FBR & CO.

July 15, 2016

9:00 a.m. EDT

TRANSCRIPT Q2 2016

Operator

Good day, ladies and gentlemen, and welcome to the FBR & Co. second-quarter 2016 earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to turn the conference over to Shannon Hawkins, Senior Vice President. You may begin.

Shannon Hawkins - FBR & Co. - SVP, Corporate Communications

Thank you and good morning. This is Shannon Hawkins, Senior Vice President of Corporate Communications for FBR. Before we begin this morning’s call, I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the demand for securities offerings; activity in the secondary securities market; interest rates; the realization of gains and losses on merchant banking investments; available technologies; competition for business and personnel; and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR’s annual report on Form 10-K, quarterly reports on Form 10-Q, and in current reports on Form 8-K.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix - FBR & Co. - Chairman & CEO

Thanks, Shannon, and thank you to everyone for joining us this morning.

Last night FBR reported a net loss of $8.2 million, or $1.08 per share, for the second quarter of 2016, which compares to net earnings of $2.9 million, or $0.32 per diluted share, in the second quarter of 2015 and a net loss of $5.5 million, or $0.72 per share, last quarter. Net revenue for the second quarter of 2016 totaled $20.9 million, compared to $17.9 million in the prior quarter, and $44.3 million in the second quarter of last year.

Clearly, these results reflect continued challenges in the IPO market and the related absence from our revenues of large, sole-managed deals, a key component of our franchise. Investment banking revenue was $8.6 million this quarter, up from $4.2 million in the first quarter of the year, but down considerably from $29.7 million in the second quarter of last year. While overall revenue was far below our expectations for any given quarter, we did see a pickup in activity in ATM and preferred issuance and we acted as book runner for one IPO during the quarter. In total, we executed 18 transactions across all of our industry groups.

We are currently seeing a dichotomy between major market indices and capital markets activities. Just this week we’ve seen the S&P and the Dow rally to record highs, but the US IPO market continues to be on pace to have its worst year since the financial crisis.

Year-to-date volume is down in the small-cap IPO market by 60%. Of those small-cap IPOs that have come to market, healthcare and SPAC transactions continue to represent a disproportionate percentage of the market - approximately 70% of dollar volume in the first half. Healthcare was the largest contributor to our banking revenue this quarter and our team closed on our first SBIC transaction during the second quarter. Additionally, we expect to execute our first SPAC as a book runner in the coming months.

Institutional brokerage revenue was $11.6 million in the second quarter, compared to $14.3 million in the second quarter of 2015 and $14.4 million in the first quarter of 2016. Second-quarter cash equities volume trended down meaningfully from Q1, though we did see a brief spike in volume at the end of June as volatility increased in the immediate aftermath of the Brexit vote.

However, for the full quarter, volumes were down industry-wide and, despite our belief that we held market share gains we achieved in Q1, we were not able to avoid the related decline in volumes on our desks. Throughout the quarter we continued to work within research and trading to realize optimal alignment between our coverage universe and those companies where investors look most frequently to FBR for market insight and liquidity.

In the first half of 2016 we achieved positive trends in our securities lending businesses as it generated $4.3 million in revenue, up from $3.4 million in the first half of last year. We are seeing increased demand from counterparties and concurrent net spread improvements in that high-margin business.

With the continuation of constrained activity levels, we have continued to actively manage what is most controllable, including our expenses. Non-comp fixed expenses were $10.4 million in the second quarter, up from $9.6 million and $9.7 million in the second quarter of 2015 and the first quarter of 2016, respectively. The year-over-year and quarter-over-quarter increases are directly attributable to one-time annual meeting costs as a result of the contested proxy vote. Excluding those costs, expenses would have been below recent quarters and we expect to continue the downward trend in fixed expenses in coming quarters.

Over the course of the second quarter, we repurchased 575,000 shares in the open market at a total cost of $10.1 million and acquired an additional 145,000 shares at a cost of $2.7 million as a result of the netting of shares for tax-withholding purposes on employee stock vesting. All of these purchases were completed at a significant discount to our current tangible book value of $22.89 per share and, as we announced this week, the Board approved an increase in the Company’s available repurchase authorization to 750,000 shares. Since 2010, FBR has repurchased 12.2 million shares in the open market, thereby returning over $237 million to shareholders. Additionally, yesterday our Board of Directors declared a cash dividend for the third quarter of $0.20 per share payable at the end of August.

At the end of the quarter, shareholders equity totaled $173 million, down from $195 million as of March 31. As we’ve executed a significant return of capital over the last several years, we’ve continually maintained high levels of liquidity and, as planned, we have internally generated cash in support our capital objectives through the reduction of our investment portfolio.

Through this buyback strategy, the Company has grown book value and is positioned to produce higher returns on equity in more normalized earnings environments. Our expectation is to continue our emphasis on returning capital to shareholders through dividends and share repurchases, which will be primarily funded through earnings from the business going forward.

The first half of 2016 saw a continuation of an environment with depressed activity and revenue potential within equity capital markets. Going forward, the primary driver for our improved results will be the completion of the kind of transactions FBR has long been recognized for, large sole-managed deals. Our banking teams in all industry sectors are working actively with issuer clients and are preparing for the market openings that will allow for these transactions to be executed. Concurrently, we are already experiencing increased activity levels in more regular capital markets transactions, particularly in yield-oriented issuances.

As the conditions for our larger transactions improve, we believe we will be the beneficiaries of future issuances across all sectors including financial services, insurance, real estate, and industrials, which have been underrepresented in the market over the last several years. As that happens, we believe we will see a rapid return to profitability, particularly given the fact that we’ve remained vigilant on expenses and headcount and have added profitable and accretive revenues streams, even through this period of slower capital markets activity.

Thank you for joining us on the call today and, operator, we will please take questions.

Operator

(Operator Instructions)

Chris Howe - Barrington Research - Analyst

Good morning, this is Chris Howe sitting in for Alex Paris. Just had a few questions for you.

How would you breakout the pipeline mix as we head into the balance of the year? I know last quarter you had mentioned energy, industrials, and healthcare as some strong points, and recently real estate. Any indication if some of these deals could possibly push into 2017 or what’s your take on that?

Rick Hendrix - FBR & Co. - Chairman & CEO

Even though the first half was very slow from an IPO standpoint, second quarter was better than the first and I would say that we are cautiously optimistic about the balance of the third quarter and into the fourth quarter. But, look, there are a lot of uncertainties in the market right now and so I don’t think anybody is in a position to forecast a big increase in activity levels.

Having said that, we have a significant healthcare deal on the road right now. We do continue to see significant activity in energy and some activity in the industrials group as we look forward. So do I think those are going to push into 2017? Not necessarily. Again, I think we are reasonably optimistic that, if things hold together, we will get those deals executed this year.

We are starting to see a pickup in real estate, which is obviously a positive for us given the market share we have in real estate. And we have, I would say, a different level of conversation going on within the financial services group with potential issuers, but we are a ways away yet I think from feeling like those issuers, particularly in specialty finance, are going to be attracting a lot of capital.

Chris Howe - Barrington Research - Analyst

Okay, that’s helpful. And then just one last (question) for me. Would you be able to go into I guess the puts and takes of the institutional brokerage business, beyond what you’ve already mentioned briefly?

Rick Hendrix - FBR & Co. - Chairman & CEO

Yes, I think that — look, the two significant contributors to our brokerage revenues are securities lending and cash equities. Cash equities were clearly down sort of quarter-over-quarter, down in the low to mid teens percentagewise. Securities lending was definitely up quarter-over-quarter and we think we are going to continue to see increases in securities lending revenue over the balance of the year.

Cash equities, I think we definitely took market share in the first quarter as we saw sort of a rebound from the second half of 2015. And we do at this point (we won’t get the market share numbers for another four or five weeks), but we do think we held market share in the second quarter but obviously, the market overall was down meaningfully.

Chris Howe - Barrington Research - Analyst

Okay, thank you. That’s very helpful.

Operator

(Operator Instructions)

Rick Hendrix - FBR & Co. - Chairman & CEO

All right. Thank you, operator, and thank you all for joining us this morning. We look forward to talking to you following the third quarter.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. That does conclude today’s program. You may all disconnect. Have a great day, everyone.

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